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                                                                      Exhibit 21


                        SUBSIDIARIES OF THE REGISTRANT

        The Registrant is the parent corporation of CVS New York, Inc. ("CVS New York"), a New York corporation. CVS New York is the direct parent corporation of CVS Center, Inc., a New Hampshire corporation, and the indirect parent of CVS Pharmacy, Inc., a Rhode Island corporation, and CVS H.C., Inc., a Minnesota corporation.

        CVS Pharmacy, Inc. is the direct parent of CVS H.C., Inc. which is the parent corporation of Nashua Hollis CVS, Inc. ("Nashua Hollis"), a New Hampshire corporation. Nashua Hollis is the parent corporation of approximately 1,145 subsidiaries, most of which operate CVS stores located in the United States, selling prescription drugs, health and beauty care products.

        Nashua Hollis is also the parent corporation of Bob's Stores
Center, Inc., which is the parent corporation of Bob's H.C., Inc. Bob's H.C., Inc. is the parent corporation of Amherst NY Bob's, Inc., which is the parent corporation of 59 subsidiaries which were formed to operate specialty retail stores located in the United States, selling casual clothing and footwear for the entire family.

        CVS Pharmacy, Inc. (formerly known as CVS, Inc.) is the parent corporation of Melville Realty Company, Inc., a New York corporation, which is the parent corporation of Melville Realty Management Corporation, MREFC, Inc., Danbury MRC, Inc., MRC Manchester Devco, Inc., Amherst MRC Devco, Inc., MRC Woodlands Devco, Inc., MRC Henderson Devco, Inc., MRC Westbury Devco, Inc., MRC Norwalk Devco, Inc., and MRC Staten Island Devco, Inc.

        The Registrant is also an indirect parent corporation of Bob's, Inc., a Connecticut corporation and CVS of DC & VA, Inc., a Maryland corporation, which are included in the consolidated financial statements of the Registrant.

        Several of the subsidiaries referred to in this Exhibit have not yet opened their stores for business, and several no longer operate any stores. All of the subsidiaries referred to herein are included in the consolidated financial statements of the Registrant.

        The names of other subsidiaries are omitted as, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.